SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BQT Subsidiary Inc.

Address of Principal Business Office (No. & Street, City,
State, Zip Code):

              345 Park Avenue, New York, New York 10154

         Telephone Number (including area code): (212) 754-5560

Name and address of agent for service of process:

                           Ralph L. Schlosstein,
                           345 Park Avenue
                           New York, New York 10154

With copies of Notices and Communications to:

                           Richard T. Prins, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently
with the filing of Form N-8A:  YES       NO  X
                                    ---     ---


Item 1.  Name.

              BQT Subsidiary Inc.

Item 2 and 3.  State, Date and Form of Organization.

              The Registrant is a Maryland corporation incorporated under the laws of the State of Maryland on February 16, 2000.

Items 4 and 5.  Classification of Registrant.

              The Registrant is a closed-end diversified management company.

Item 6.  Name and Address of Investment Advisor.

              The name and address of the Investment Advisor of the Registrant is:

                          BlackRock Advisors, Inc.
                          345 Park Avenue
                          New York, New York 10154

Item 7.  Name and Address of Each Officer and Director of Registrant.

Andrew F. Brimmer                          Director
                                           4400 MacArthur Blvd.,
                                           N.W. Suite 302
                                           Washington, D.C. 20007

Richard E. Cavanagh                        Director
                                           845 Third Avenue
                                           New York, NY  10022

Kent Dixon                                 Director
                                           430 Sandy Hook Road
                                           St. Petersburg, FL  33704

Frank J. Fabozzi                           Director
                                           858 Tower View Circle
                                           New Hope, PA  18938

Laurence D. Fink                           Director and Chairman of the
                                           Board
                                           345 Park Avenue
                                           New York, New York  10154

James Clayburn LaForce, Jr.                Director
                                           P.O. Box 1595
                                           Pauma Valley, CA  92061

Walter F. Mondale                          Director
                                           220 South Sixth Street
                                           Minneapolis, MN 55402

Ralph L. Schlosstein                       Director and President
                                           345 Park Avenue
                                           New York, New York  10154

Scott Amero                                Vice President
                                           345 Park Avenue
                                           New York, New York  10154

Keith T. Anderson                          Vice President
                                           345 Park Avenue
                                           New York, New York  10154

Michael C. Huebsch                         Vice President
                                           345 Park Avenue
                                           New York, New York  10154

Robert S. Kapito                           Vice President
                                           345 Park Avenue
                                           New York, New York  10154

Henry Gabbay                               Treasurer
                                           345 Park Avenue
                                           New York, New York  10154

James Kong                                 Assistant Treasurer
                                           345 Park Avenue
                                           New York, New York  10154

Anne C. Ackerley                           Secretary
                                           345 Park Avenue
                                           New York, New York  10154

Richard Shea, Esq.                         Vice President/Tax
                                           345 Park Avenue
                                           New York, New York  10154

Item  8.                   Not applicable.

Item 9.       (a)  No.
              (b)  Not applicable.
              (c)  No.
              (d)  No.
              (e)  Not applicable.

Item 10.  Total Assets.

The Registrant has no assets.

Item 11.  Small Business Investment Company

No.

Item 12.  Periodic Report.  Not Applicable.


                                 SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 31st day of July, 2001.




[SEAL]                                   BQT SUBSIDIARY INC.


                                         By:  /s/ Henry Gabbay
                                             --------------------------------
                                             Name:  Henry Gabbay
                                             Title: Treasurer


Attest:  /s/ Anne Ackerley
        -------------------------
             Anne Ackerley
             Secretary